UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 1, 2005

Paxson Communications Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13452	59-3212788
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Clearwater Park Road, West Palm Beach, Florida		33401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	561-659-4122

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Effective as of January 1, 2005, the Registrant entered into an amendment of the employment agreement of Adam K. Weinstein and the Board of Directors of the Registrant elected Mr. Weinstein as the Registrant’s Senior Vice President, Chief Legal Officer and Secretary. Under the employment agreement, as so amended, Mr. Weinstein is employed for a term expiring on December 31, 2007, with automatic annual renewals unless terminated by the Registrant at least 12 months before the scheduled expiration date of the then current term. Mr. Weinstein’s current base salary under the Employment Agreement is $260,000 with annual increases, if any, as determined by the Registrant’s senior management, subject to the approval of the Registrant’s Compensation Committee. Mr. Weinstein is eligible for an annual bonus of up to 100% of his base salary in accordance with such criteria as are approved by the Compensation Committee.

If Mr. Weinstein’s employment is terminated by reason of his death or disability or other than for cause, or if Mr. Weinstein terminates his employment for good reason, as defined in the employment agreement, the Registrant will continue to pay Mr. Weinstein or his estate, as the case may be, his base salary for the lesser of one year (or two years, in the case of any such termination occurring within six months before or two years after a change of control) or the balance of the employment term.

The foregoing description is qualified in its entirety by reference to the Employment Agreement, dated as of January 1, 2004, as amended effective January 1, 2005, by and between the Registrant and Adam K. Weinstein, which is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following item is filed as an Exhibit to this Report:

99.1 Employment Agreement, dated as of January 1, 2004, as amended effective January 1, 2005, by and between the Registrant and Adam K. Weinstein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Paxson Communications Corporation

January 6, 2005	By:	Richard Garcia

Name: Richard Garcia
Title: Senior Vice President and Chief Financial Officer (Principal Financial Officer)

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Exhibit Index

Exhibit No.	Description

99.1	Employment Agreement